UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CORNERSTONE BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CORNERSTONE BANCSHARES, INC.
835 Georgia Avenue
Chattanooga, Tennessee 37402

NOTICE OF MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2009

Notice is hereby given that the Annual Meeting of Shareholders (the “Shareholders Meeting”) of Cornerstone Bancshares, Inc., a Tennessee corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “Company”), will be held at the EPB Building, 7th Floor Auditorium, 10 West ML King Blvd., Chattanooga, Tennessee, on April 23, 2009, beginning at 6:00 p.m. local time, for the following purposes:

1.           Election of Directors.    To elect thirteen (13) individuals to the Board of Directors.

2.           Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of Hazlett, Lewis & Bieter, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.           Advisory (Non-Binding) Vote on Compensation.  To approve a non-binding advisory proposal on the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement.

4.           Other Business.    To transact such other or further business as may properly come before the Shareholders Meeting or any adjournment or postponement thereof.

Information regarding the matters to be acted upon at the Shareholders Meeting is contained in the Proxy Statement attached to this Notice.

Only shareholders of record at the close of business on February 27, 2009 are entitled to notice of, and to vote at, the Shareholders Meeting or any adjournment(s) thereof.

All shareholders, whether or not they expect to attend the Shareholders Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope.  The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the President of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Shareholders Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Chattanooga, Tennessee	Gregory B. Jones
March 27, 2009	Chairman of the Board of Directors and
Chief Executive Officer

YOU ARE ENCOURAGED TO ATTEND THE SHAREHOLDERS MEETING IN PERSON.  IF YOU ARE UNABLE TO ATTEND THE SHAREHOLDERS MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU, AT YOUR EARLIEST CONVENIENCE, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED REPLY ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF
CORNERSTONE BANCSHARES, INC.
TO BE HELD ON
APRIL 23, 2009

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders (the “Shareholders”) of Cornerstone Bancshares, Inc., a Tennessee corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) from holders of the outstanding shares of the Company’s common stock, $1.00 par value per share (“Common Stock”) for use at the annual meeting of the Shareholders to be held at the EPB Building, 7th Floor Auditorium, 10 West ML King Blvd., Chattanooga, Tennessee, on Thursday, April 23, 2009, beginning at 6:00p.m. local time, and at any adjournment or postponement thereof (the “Shareholders Meeting”).  In order to obtain directions to attend the Shareholders Meeting contact Ms. Charlotte Lindeman at (423)-385-3097.

The Board has fixed the close of business on February 27, 2009 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Shareholders Meeting.  Each share of the Common Stock entitles the holder thereof to one vote.  As of February 27, 2009, there were issued and outstanding 6,319,718 shares of Common Stock.

Proxies for the Shareholders Meeting are hereby being solicited on behalf of the Company.  In connection with the solicitation of proxies, the Board has designated Mr. Gregory B. Jones or Doyce G. Payne, M.D. as their proxies.  Shares represented by all properly executed proxy cards received in time for the meeting (the “Proxy Shares”) will be voted at the Shareholders Meeting in accordance with the directions on such proxies.  If no directions are specified, the Proxy Shares will be voted (a) “FOR” the election of the thirteen (13) persons specified as nominees for directors of the Company; (b) “FOR” the ratification of the Audit Committee’s appointment of Hazlett, Lewis & Bieter, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; (c) “FOR” the approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers as described in this Proxy Statement; and (d) in the best judgment of the person named in the enclosed proxy in connection with the transaction of such other business as may properly come before the Shareholders Meeting.  The Board knows of no other business that will be presented for consideration at the Shareholders Meeting other than the matters described in this Proxy Statement.  Should any director nominee named herein become unable or unwilling to serve if elected, it is intended that the Proxy Shares will be voted for the election, in his or her stead, of such other person as the Board may recommend.

The proxy is revocable by you by providing written notice to the President of the Company at any time prior to the exercise of the authority granted thereby or by attending the Shareholders Meeting and electing to vote in person.

This Proxy Statement is dated March 27, 2009 and it and the accompanying notice and form of proxy are first being mailed to the Shareholders on or about March 27, 2009.  All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation will be paid by the Company.

The presence in person or by proxy of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Shareholders Meeting.  Votes cast by proxy or in person at the Shareholders Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.  The election inspectors will treat Proxy Shares that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  Abstentions will not be counted as votes for or against any proposal.  In those instances where shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker nonvotes”), those shares will be counted as present for quorum purposes.  Broker nonvotes will not be counted as votes for or against any proposal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2009:  This Proxy Statement and the Company’s 2008 Annual Report to Shareholders are available at www.cscbank.com in the Investor Relations area.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Set forth below is information, as of February 27, 2009, with respect to beneficial ownership by (a) each person who is known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (b) each director and nominee for director of the Company, (c) each named executive officer (as such term is defined under Item 402(a)(3) of Regulation S-K, referred to herein collectively as the “named executive officers”) for fiscal 2008, and (d) all directors and executive officers of the Company as a group.  Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have the sole voting and investment power with respect to their shares of Common Stock (except to the extent that authority is shared by spouses under applicable law).

Name and Address of 5 % or More Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock (1)

Banc Funds Company, LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606		396,084	(2)	6.26%

Directors, Nominees and Named Executive Officers	Description	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock (1)
B. Kenneth Driver	Director	116,144	(3)	1.84%

Karl Fillauer	Director	151,560	(3)(8)	2.39%

David G. Fussell	Director	0		*

Nathaniel F. Hughes	President, Chief Financial Officer and Director	261,150	(4)(9)	4.04%

Gregory B. Jones	Chairman of the Board, Chief Executive Officer and Director	253,250	(5)(10)	3.91%
Jerry D. Lee	Executive Vice President, Senior Loan Officer and Director	252,050	(6)(11)	3.89%
Lawrence D. Levine	Director	46,739	(3)(12)	*

Frank S. McDonald	Director	13,800	(7)	*

Doyce G. Payne, M.D.	Director	176,160	(3)(13)	2.78%

Wesley M. Welborn	Director	20,800	(7)	*

Kim H. White	Director	3,400	(14)	*

Billy O. Wiggins	Director	163,770	(3)(15)	2.59%

Marsha Yessick	Director	119,400	(3)(16)	1.89%

Robert B. Watson	Executive Vice President	30,700	(17)	*

All directors and executive officers as a group (14 persons)		1,608,923		23.45%

Notes
* Signifies less than one percent.

(1)
Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 6,319,718 shares issued and outstanding on February 27, 2009.  For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, the shares issuable pursuant to stock options held by such beneficial owner that are exercisable or will become exercisable within 60 days of February 27, 2009 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)
This information is based solely upon a Schedule 13G filing with the Securities and Exchange Commission on February 13, 2009 by Banc Fund VI L.P. ("BF VI"), an Illinois Limited Partnership, Banc Fund VII L.P. ("BF VII"), an Illinois Limited Partnership, and Banc Fund VIII L.P. ("BF VIII"), an Illinois Limited Partnership, (collectively, the "Reporting Persons") reporting beneficial ownership of 396,084 shares of the Company’s Common Stock.  The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI.  The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII.  The general partner of BF VIII is MidBanc VIII L.P. ("MidBanc VIII"), whose principal business is to be a general partner of BF VIII.  MidBanc VI, MidBanc VII, and MidBanc VIII are Illinois limited partnerships.  The general partner of MidBanc VI, MidBanc VII, and MidBanc VIII is The Banc Funds Company, L.L.C., ("TBFC"), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, and MidBanc VIII.  TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore.  Mr. Moore has been the manager of BF VI, BF VII, and BF VIII, since their respective inceptions.  As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities.  As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.

(3)
Includes 8,800 shares issuable within 60 days of February 27, 2009 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the Cornerstone 2002 Long Term Incentive Plan.

(4)
Includes 138,150 shares issuable within 60 days of February 27, 2009 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the Cornerstone 2002 Long Term Incentive Plan.

(5)
Includes 153,250 shares issuable within 60 days of February 27, 2009 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the Cornerstone 2002 Long Term Incentive Plan.

(6)
Includes 156,150 shares issuable within 60 days of February 27, 2009 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the Cornerstone 2002 Long Term Incentive Plan.

(7)
Includes 5,800 shares issuable within 60 days of February 27, 2009 upon exercise of options issued pursuant to the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the Cornerstone 2002 Long Term Incentive Plan.

(8)	Includes 142,760 shares held by Fillauer Partners a Limited Partnership, as to which Mr. Fillauer disclaims beneficial ownership.
(9)	Includes 3,000 shares held as custodian for Mr. Hughes’ children, as to which Mr. Hughes disclaims beneficial ownership.
(10)	Includes 29,000 shares held jointly with Mr. Jones’ spouse, and 5,600 shares held in an IRA account by Mr. Jones’ spouse, as to which Mr. Jones disclaims beneficial ownership.
(11)	Includes 38,000 shares held in an IRA account by Mr. Lee’s spouse and 2,400 shares held as custodian for a child, as to which Mr. Lee disclaims beneficial ownership.
(12)	Includes 800 shares held by Mr. Levine’s spouse and 31,239 shares held in a Charitable Remainder Trust as to which Mr. Levine disclaims beneficial ownership.
(13)	Includes 53,360 shares held jointly with Dr. Payne’s spouse and 12,000 shares held individually by Mr. Payne’s spouse, as to which Dr. Payne disclaims beneficial ownership.
(14)	Includes 1,200 shares held by Ms. White’s spouse in an IRA account, as to which Ms. White disclaims beneficial ownership.
(15)         Includes 12,000 shares held as custodian for a child, as to which Mr. Wiggins disclaims beneficial ownership.
(16)	Includes 50,000 shares held by Ms. Yessick’s spouse as to which Ms. Yessick disclaims beneficial ownership.
(17)	Includes 30,300 shares issuable within 60 days of February 27, 2009 upon exercise of options issued pursuant to the Cornerstone 2002 Long Term Incentive Plan.

PROPOSALS

I.           ELECTION OF DIRECTORS

The Company’s bylaws provide that the Board shall be comprised of nine to fifteen directors.  In January 2009, the Board appointed David G. Fussell to fill the director vacancy created by the resignation of G. Turner Smith in March 2008.  In February 2009, the Board increased its size from twelve members to thirteen members and appointed Kim H. White to fill the newly created director position.  The Board has nominated B. Kenneth Driver, Karl Fillauer, David G. Fussell, Nathaniel F. Hughes, Gregory B. Jones, Jerry D. Lee, Lawrence D. Levine, Frank S. McDonald, Doyce G. Payne, M.D., Wesley M. Welborn, Kim H. White, Billy O. Wiggins and Marsha Yessick to stand for election as directors at the Shareholders Meeting.  Should any nominee become unable to serve for any reason, or choose not to serve, the Board may designate a substitute nominee or nominees (in which event the persons named in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located or by resolution provide for a lesser number of directors.

Each director elected at the Shareholders Meeting will serve until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Information about Director Nominees

Set forth below with respect to the nominees for director of the Company is information regarding their business experience during the past five years and other information.

Name	Age	Principal Occupation
B. Kenneth Driver	73
Vice Chairman and Co-Chief Executive Officer of Fillauer Companies, Inc., since January 2007, and President and Chief Operations Officer, from 1996 to 2007.  Fillauer Companies, Inc. is a Chattanooga based prosthetic manufacturer. He has been a director of the Company since 1997.

Karl Fillauer	61	Chairman of Fillauer Companies, Inc., since 1996. Fillauer Companies, Inc. is a Chattanooga based prosthetic manufacturer. He has been a director of the Company since 1997.
David G. Fussell	62
Retired Chief Investment Officer of Unum Group, a leading worldwide provider of employee benefit insurance.  Mr. Fussell was employed by Unum Group and its predecessors for 42 years.  Mr. Fussell served as Senior Vice President of Investments from 2000 to 2004.  He is a Trustee of the UC Foundation.

Nathaniel F. Hughes	50
President and Chief Financial Officer of the Company and President and Chief Operating Officer of Cornerstone Community Bank since June 2004.  Mr. Hughes was President and Chief Financial Officer of the Company and Cornerstone Community Bank from April 2003 to June 2004.  Mr. Hughes was Executive Vice President and Chief Financial Officer of the Company and Cornerstone Community Bank from February 1999 to April 2003.  Mr. Hughes has been a director of the Company since April 2003.

Gregory B. Jones	56
Chairman of the Board and Chief Executive Officer of the Company and Cornerstone Community Bank since April 2003.  President and Chief Executive Officer of the Company and Cornerstone Community Bank from January 1999 to April 2003. He has been a director of the Company since 1999.

Jerry D. Lee	47	Executive Vice President and Senior Loan Officer of Cornerstone Community Bank since April 1999. Mr. Lee has been a director of the Company since April 2003.
Lawrence D. Levine	79
Retired insurance executive since 2002.  Prior to 2002 he was President of Financial Management Corp. for over twenty years.  Financial Management Corp. was a Chattanooga based insurance and financial management company. He has been a director of the Company since 1997.

Frank S. McDonald	57	President of FMA Architects, PLLC, for more than ten years. FMA Architects, PLLC is a locally based architectural firm. He has been a director of the Company since September 2005.
Doyce G. Payne, M.D.	58
Retired physician of obstetrics and gynecology in the Chattanooga area. He practiced obstetrics and gynecology in the Chattanooga area for more than ten years prior to his retirement in 2004.  He has been a director of the Company since 1997.

Wesley M. Welborn	50
President of Welborn & Associates, Inc. for more that ten years.  Welborn & Associates, Inc. is a locally based consulting firm specializing in transportation logistics. He has been a director of the Company since September 2005.

Kim H. White	49
President and Chief Executive Officer of Luken Holdings, Inc., a local real estate management company, for the past five years.  Ms. White serves on the Erlanger Hospital Board of Trustees, UTC Alumni Board and River City Executive Board.

Billy O. Wiggins	66	President of Checks, Inc., for more than ten years. Checks, Inc. is a Chattanooga based specialty check printing company. He has been a director of the Company since 1997.
Marsha Yessick	61	Owner of Yessick’s Design Center for more than ten years. Yessick’s Design Center is a Chattanooga based interior design company. She has been a director of the Company since 1997.

Voting for Directors

Directors will be elected by a plurality of the votes cast at the Shareholders Meeting at which a quorum is present.  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY.

II.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009

The Audit Committee of the Board has appointed Hazlett, Lewis & Bieter, PLLC ("HLB") to serve as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2009 (sometimes referred to herein as “fiscal 2009”). HLB has served as the independent registered public accounting firm for the Company since 1997 and for Cornerstone Community Bank, the Company’s only bank subsidiary (the “Bank”), since 1996. HLB has advised the Company that neither HLB nor any of its partners have any direct or material interest in the Company and its subsidiaries except as the independent registered public accounting firm of the Company and its subsidiaries.

The Company is asking the shareholders to ratify the Audit Committee’s appointment for fiscal 2009.  In the event the Shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other independent registered public accounting firms after fiscal 2009.  A representative of HLB will be present at the Shareholders Meeting and will be given the opportunity to make a statement on behalf of HLB if he or she so desires. The HLB representative is also expected to respond to appropriate questions from the Shareholders.

The affirmative vote by holders of a majority of the shares of Common Stock represented at the Shareholders Meeting, at which a quorum is present, is required to ratify the appointment of HLB as the Company’s independent registered public accounting firm for fiscal 2009.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF HAZLETT, LEWIS & BIETER, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

III.	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “ARRA”) into law.  The ARRA includes a provision, commonly referred to as “Say-on-Pay,” which requires entities, such as the Company, that have received or will receive funds under the United States Treasury Department’s Capital Purchase Program (“CPP”), as established under the Troubled Asset Relief Program (“TARP”), to “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the [SEC] (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material)” at their annual meetings of shareholders.

The Company believes its compensation policies and procedures are competitive, focused on pay for performance and strongly align executive pay with the long-term interests of the shareholders.  The Company also believes the shareholders benefit from responsive corporate governance policies and constructive dialogue.  For these reasons and consistent with the requirements of the ARRA, the Board is providing shareholders with a non-binding advisory vote on, and recommends a vote “FOR” approval of, the compensation of the Company’s named executive officers.

The advisory “Say-on-Pay” proposal gives each shareholder the opportunity to endorse, or not endorse, the Company’s executive compensation program for the named executive officers described in this Proxy Statement through the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure regarding named executive officer compensation in this Proxy Statement.”

The Compensation Discussion and Analysis describes each element of the Company’s executive compensation program, beginning with base pay and ending with long-term equity-based stock awards and retirement benefits.  Each shareholder is encouraged to closely review the Compensation Discussion and Analysis along with the tabular and accompanying narrative disclosures included in the section below entitled Executive Compensation Information.

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Shareholders Meeting, at which a quorum is present, is required to approve this non-binding advisory proposal.  Because this shareholders’ vote is advisory it will not be binding upon the Board.  However, the Human Resource/Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS NON-BINDING ADVISORY PROPOSAL, THEREBY APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Company’s business is managed by its employees under the direction and oversight of the Board of Directors.  Board members are kept informed of the Company’s business through discussions with management, materials provided to them by management and their participation in Board and Board Committee meetings.

Board Composition and Director Independence

In January 2009, the Board appointed David G. Fussell to fill the director vacancy created by the resignation of G. Turner Smith in March 2008.  In February 2009, the Board increased its size from twelve members to thirteen members and appointed Kim H. White to fill the newly created director position.  The current Board is comprised of three employee directors, Messrs. Hughes, Jones and Lee, and ten non-employee directors, Messrs. Driver, Fillauer, Fussell, Levine, McDonald, Payne, Welborn and Wiggins and Mses. Yessick and White.  Each of the non-employee directors is an “independent director,” as defined by the listing standards of the Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”).  The Board has four standing committees: the Audit Committee, the Asset/Liability Management and Strategic Planning Committee, the Human Resource/Compensation Committee (sometimes referred to herein as the “Compensation Committee”) and the Nominating/Board Governance Committee. The Board limits membership on the Audit Committee, the Compensation Committee and the Nominating/Board Governance Committee to independent directors as defined by the Nasdaq listing standards and the rules and regulations of the Securities and Exchange Commission (“SEC”).  The standing committees advise the Board on policy origination and plan administrative strategy and assure policy compliance through management reporting from areas under their supervision. These same four committees also serve the Company's only bank subsidiary, Cornerstone Community Bank (the “Bank”). In addition, the Bank has a Directors Loan Committee. The Company’s wholly owned subsidiary, Eagle Financial, Inc. (“Eagle”), has a Board of Directors of four independent non-management directors and four management directors.  The Company’s Board selects the non-management directors from the Company’s independent directors.

Code of Conduct

The Company has adopted a code of conduct, which contains provisions consistent with the SEC’s description of a code of ethics, which applies to its directors, officers and employees, including its principal executive officers, principal financial officer, principal accounting officer, controller and persons performing similar functions.  The purpose of the code of conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; (3) be in compliance with applicable governmental laws, rules and regulations; (4) promptly report any violations of the code of conduct; and, (5) establish accountability for adherence to the code of conduct.  Each director is required to read and certify annually that he or she has read, understands and will comply with the code of conduct.

Meetings of the Board of Directors

The Board of Directors held twelve meetings during 2008, and all directors attended at least 75% of the aggregate total number of meetings of the Board and meetings of the Board committees on which they served (to the extent held during the period for which the director had been a member of the Board or a member of such Board committees). The Company does not have a policy for director attendance at annual meetings.  Seven of our then eleven directors were present at the Company’s 2008 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee selects and engages the Company’s independent registered public accounting firm each year.  In accordance with its charter, the Audit Committee, among other things, reviews the Company’s financial statements, the results of internal auditing, financial reporting procedures, reports of regulatory authorities, compliance with internal controls required by the Federal Deposit Insurance Corporation Improvement Act and regularly reports to the Board with respect to all significant matters presented at meetings of the Audit Committee.  The charter of the Audit Committee is available on the Company’s website www.cscbank.com in the Investor Relations area.  The Audit Committee is currently comprised of four non-employee directors, Messrs. Levine, Payne, Fussell and McDonald, each of whom is “independent” as defined by the Nasdaq listing standards and the rules and regulations of the SEC.  The Audit Committee does not have an “audit committee financial expert,” as defined in applicable SEC rules, because no director on the Board satisfies the criteria of an audit committee financial expert and the Company has not been able to find a suitable board member who is such an expert.  The Audit Committee held four meetings for the Company and the Bank during 2008.  Prior to the release of quarterly reports in 2008, the Audit Committee or a member of the Audit Committee also reviewed and discussed the interim financial information contained therein with HLB, the Company’s independent registered public accounting firm during fiscal 2008.

Audit Committee Report

Committee Charter

The Audit Committee and the Board have approved and adopted an Amended and Restated Audit Committee Charter for the Audit Committee, a copy of which is available on the Company’s website www.cscbank.com in the Investor Relations area.  In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company.   The responsibilities of the Audit Committee are described in greater detail in the charter.

Auditor Independence

The Audit Committee received from HLB written disclosures and a letter regarding its independence as required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence,” describing all relationships between the independent registered public accounting firm and the Company that might bear on the registered public accounting firm’s independence, and discussed this information with HLB.  The Audit Committee also reviewed and discussed with management and with HLB the quality and adequacy of the Company's internal controls.  The Audit Committee also reviewed with HLB and financial management of the Company the audit plans, audit scope and audit procedures.  The discussions with HLB also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has also considered, and concluded, that the provision of services by HLB described under the caption “All Other Fees” are compatible with maintaining the independence of HLB.

Review of Audited Financial Statements

The Audit Committee has reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008 and has discussed the audited financial statements with management and with HLB.  Based on all of the foregoing reviews and discussions with management and HLB, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC.

The foregoing report is submitted by the following members of the Audit Committee:

                                                               Doyce G. Payne, M.D.
                                                               Lawrence D. Levine
                                                               Frank S. McDonald
                                                               David G. Fussell

The information contained in this report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.  In addition, such information shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Policies and Procedures for the Approval of Related Person Transactions

The charter of the Audit Committee provides that it must approve all transactions between the Company and related parties, as defined in applicable SEC rules and regulations.  In accordance with this responsibility, the Audit Committee on a timely basis reviews and, if appropriate, approves all related party transactions.  At any time in which an executive officer, director or nominee for director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a related party transaction, such person is expected to notify the Chairperson of the Audit Committee of the transaction.  Generally, the Chairperson of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related party transaction requiring approval by the Audit Committee.  If the transaction is considered to be a related party transaction, then the Audit Committee will review the transaction and, in deciding whether to approve the transaction, will consider the factors it deems appropriate under the circumstances, including, but not limited to, the following:

•	The approximate dollar amount involved in the transaction, including the amount payable to the related person;
•	The nature of the interest of the related person in the transaction;
•	Whether the transaction may involve a conflict of interest;
•
Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	The purpose of the transaction and any potential benefits to the Company.

In addition to the Audit Committee’s written responsibility, as mandated by the Audit Committee’s charter, to approve related party transactions, the Company also has other written policies and procedures for approving and monitoring related third party transactions.

During fiscal 2008, there were no related party transactions to report in this proxy statement.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed to the Company for professional services rendered by HLB for the fiscal years ended December 31, 2007 and December 31, 2008:

Services	2007	2008
Audit Fees (1):	$122,500	$134,055

Audit Related Fees (2):	$21,150	$8,000

Tax Fees (3):	$10,250	$12,700

All Other Fees (4):	$8,605	$0

(1)
Audit fees consist of services rendered for the audit of the annual financial statements, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably be expected to provide.

(2)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent registered public accounting firm and are not included in the “Audit Fees” category.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees are for services other than those in the previous categories such as permitted corporate finance assistance and permitted advisory services.

The Audit Committee’s pre-approval policies and procedures related to products and services provided by its independent registered public accounting firm are set forth in the Company’s Amended and Restated Audit Committee Charter.  In fiscal years 2007 and 2008, the Audit Fees, Audit Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

Asset/Liability Management and Strategic Planning Committee

The Asset/Liability Management and Strategic Planning Committee oversees and reviews the Company's investment portfolio, risk management process, development and implementation of the Company’s strategic plan and interest risk positions. The current members of this Committee are Messrs. Driver, Fussell, Welborn and Wiggins. Mr. Fussell first became a member of the Asset/Liability Management and Strategic Planning Committee in January 2009.  The Asset/Liability Management and Strategic Planning Committee held four meetings for the Company and the Bank during 2008.

Human Resource/Compensation Committee

The Human Resource/Compensation Committee makes recommendations to the Board with respect to the compensation of executive officers and employees of the Company and the Bank. The Human Resource/Compensation Committee administers the Company’s 401(k) plan, Employee Stock Ownership Plan (“ESOP”), 1996 Cornerstone Statutory and Non-statutory Stock Option Plan, 2002 Long Term Incentive Plan and 2004 Non-Employee Director Compensation Plan. In addition, the Human Resource/Compensation Committee oversees the Company's employee benefit and salary administration functions. As discussed in further detail in the section entitled “Compensation Discussion and Analysis” below, the Human Resource/Compensation Committee will also assume additional responsibilities resulting from the Company’s pending participation in the U.S. Department of Treasury’s Capital Purchase Program.  The Board has adopted a written charter for this Committee, which is available on the Company’s website www.cscbank.com in the Investor Relations area.  The Human Resource/Compensation Committee is comprised of four independent directors chosen annually by the Board.  Messrs. Fillauer and Levine and Mses. White and Yessick, who is the Committee Chairperson, constitute the current members of the Human Resource/Compensation Committee. Ms. White first became a member of the Human Resource/Compensation Committee in February 2009.  The Human Resource/Compensation Committee held four meetings for the Company and the Bank during 2008.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2008 were Messrs. Fillauer and Levine and Ms. Yessick.  No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries at the time of such member’s service on the Compensation Committee during fiscal year 2008.  None of the executive officers of the Company during fiscal year 2008: (a) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (b) served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or; (c) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

Nominating/Board Governance Committee

The Nominating/Board Governance Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the Bank and the long-term interest of the Company’s shareholders.  The Nominating/Board Governance Committee develops and maintains a list of potential candidates for the Board.  In conducting this assessment, the Nominating/Board Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the Company and the Bank, to maintain a balance of knowledge, experience and capability.  The Nominating/Board Governance Committee also reviews the performance and contribution of independent members of the Board and determines the need for any corporate officer to be considered a candidate for nomination.  The Nominating/ Board Governance Committee will not consider nominees for directors recommended by shareholders.  The Board has adopted a written charter for the Nominating/Board Governance Committee, which is available on the Company’s website www.cscbank.com in the Investor Relations area.  Each member of the Nominating/Board Governance Committee would be deemed independent under the Nasdaq listing standards.  Messrs. Fillauer, Driver, and Welborn and Ms. Yessick constitute the current members of the Nominating/Board Governance Committee.  The Nominating/Board Governance Committee held five meetings in 2008.

Shareholder Communications with Directors

Shareholders are encouraged to communicate with directors either in person or in writing at any time.  Communications are not screened and written communications are passed on to the Board for their review and consideration.  Written communications should be sent to Cornerstone Bancshares, Inc., Attention: Chairman of the Audit Committee, 6401 Lee Highway, Suite 119, Chattanooga, Tennessee 37421.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee (the “Committee”) carries out the Board’s overall responsibilities with respect to executive compensation, director compensation and review of the Company Chief Executive Officer’s (the “CEO”) performance.  The Committee also oversees administration of the Company’s employee benefit plans, including the Company’s 401(k) plan and ESOP.  The Committee operates under a written charter (see www.cscbank.com ) that is approved annually by the Board.  The Committee Chairperson sets the agenda and calendar for the Committee.  The Committee has the authority to hire independent consultants to advise the Committee on compensation matters.  For fiscal year 2008 the Committee did not hire an independent consultant to advise the Committee on compensation matters.  The CEO reviews the performance of the other named executive officers and recommends to the Committee compensation packages for each of them.

Total compensation of the Company’s named executive officers is determined primarily by the Company’s size in earning assets, the Company’s financial performance and the individual executive’s performance.  In determining what types and levels of total compensation to offer the named executive officers, the Committee has written an “Executive Compensation Policy” (“Policy”), including guidelines, using predetermined Company financial parameters for the distribution of the particular components of total compensation to the named executive officers.

Identification of Named Executive Officers

This Compensation Discussion and Analysis and the narrative, tables and footnotes below describe the total compensation paid for fiscal 2008 to the Company’s named executive officers, who are:

Designation	Name	Title
Principal Executive Officer	Gregory B. Jones	Chairman and CEO
Principal Financial Officer	Nathaniel F. Hughes	President and CFO
	Jerry D. Lee	Executive Vice President and Senior Loan Officer
	Robert B. Watson	Executive Vice President and Senior Loan Officer for Asset Based Lending

Philosophy

The Company’s overall executive compensation philosophy is to align its compensation program with optimizing shareholder value.  To that end, the program is designed to recognize superior operating performance and to attract, retain and motivate the executive talent essential to the Company’s financial success.  Consistent with this philosophy, the Committee is guided by the following objectives when administering the Company’s overall compensation program:

Objectives

•	Attract and retain highly qualified executives that portray the Company’s culture and values;
•	Motivate executives to provide excellent leadership and achieve the Company’s goals;
•	Provide substantial performance-related incentive compensation that is aligned to the Company’s strategy and directly tied to meeting specific Company objectives;
•	Strongly link the interests of the executives to the value derived by the Company’s shareholders from owning the Company’s Common Stock; and
•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

In furtherance of these objectives, the following considerations underlie the Committee’s determination with respect to the following principal elements of compensation for the named executive officers:

Base Salary – Individual salary determinations should be based upon incumbent qualifications, behaviors, cultural adherence and performance.

Annual Cash Incentives – Executives should have a portion of their total cash compensation at risk, contingent upon meeting Company objectives.

Long-Term Equity-Based Awards – Executives who are critical to the Company’s long-term success should participate in long-term incentive opportunities that link a portion of their total compensation to increasing shareholder value.

Retirement Plans and Other Benefits – Executives should participate in the Company’s benefit programs, such as health insurance, 401(k) plan, ESOP, vacation and life insurance, at a level consistent with policy, prevailing law and current regulation.

TARP Capital Purchase Program: Executive Compensation Restrictions

The Company may sell shares of preferred stock and warrants, for the purchase of preferred stock, to the U.S. Department of Treasury (the “Treasury”) in April 2009 under the CPP of the Treasury’s TARP.  Because the Company may receive funds through the CPP, the Company would be required to comply with provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the ARRA, which require that participants meet appropriate standards and restrictions on executive compensation so long as the preferred stock issued and sold to the Treasury under the CPP continues to be held by the federal government.

At this time, the Company cannot ascertain with certainty all of the specific effects of this new legislation or pending implementing regulations.  However, as of the date of this Proxy Statement, the Company expects the effects of the new regulations to include, but not necessarily be limited to, the following:

•	Excluding incentives from compensation programs for covered executives to take unnecessary and excessive risks that threaten the value of the Company;
•	Prohibiting severance payments in the event of termination;
•	Implementing “clawback” provisions providing for the recovery by the Company of incentive compensation based on materially inaccurate financial or other performance criteria;
•	Limiting the Company’s annual tax deduction for each covered executive under Section 162(m) of the Internal revenue Code to $500,000, including performance-based compensation;
•
Prohibiting the Company from paying a bonus, retention award or incentive compensation other than in the form of restricted stock with a value no greater than one-third of each covered executive’s total annual compensation and that does not fully vest so long as the preferred stock the Company issued and sold to Treasury remains outstanding, subject to an exception for bonus payments required to be paid under written employment contracts executed on or before February 11, 2009 (because the Company expects to receive less than $25 million in CPP funds, this restriction applies only to the Company’s most highly compensated employee);

•	Requiring the Board to establish a policy regarding excessive or luxury expenditures;
•
Requiring the Company to permit a non-binding shareholder vote on executive compensation (a proposal providing for this advisory vote is included in this Proxy Statement above under “Proposal III – Advisory (Non-Binding) Vote on Executive Compensation”); and

•	Requiring annual reviews and certifications as to compliance with applicable restrictions.

Many aspects of the foregoing restrictions will not be clarified until the Treasury and/or SEC issue regulations.  In light of these new requirements, the Committee will review existing policies, programs and arrangements and will implement additional or take appropriate steps to modify existing policies, programs and arrangements as necessary to comply with the new regulations, including with respect to 2009 executive compensation.  The actions required by the amended provisions of the EESA and related considerations may require that changes be made to the form and amount of compensation paid to the Company’s executive officers, including adjustments to base salaries, the reduction or elimination of bonus compensation and modifications to existing agreements that provide for certain types of compensation that may now be prohibited.  The Company will work with its executive officers and other affected employees to take such steps as the Committee deems necessary to comply with the new standards.

The Elements of Executive Officer Compensation

Compensation for the named executive officers consists principally of four elements: (1) base salary, (2) annual cash incentives, (3) long-term equity-based awards, and (4) retirement plans and other benefits.  Total compensation is intended to correlate to the Company’s ability to grow earning assets which in turn enhances the Company’s growth in shareholder value.  The Committee did not use competitive salary surveys to determine or measure the total compensation of the named executive officers.  A portion of each named executive officer’s total compensation consists of cash payments, including base salary and/or annual cash incentive awards.  In addition, a portion of each named executive officer’s total compensation consists of equity awards designed to align the interests of the named executive officers with the interests of the Company’s stakeholders, who include shareholders, employees, directors and community interests.

Base Salary

In establishing executive officer base salaries and increases, the Committee considers individual annual performance and the relationship of individual total compensation to the Company’s overall performance. The Committee understands that as the size and complexity of the Company increases, the skill sets of the executive officers must also increase to manage effectively the complexities facing the Company.  Therefore, the executive officer’s base salary must change, relative to size and complexity of the Company, to recruit and retain the best people possessing the required skill sets.

The Committee’s first step in this process is to determine the CEO’s base salary. The Committee then reviews the CEO’s recommendations for the base salaries of the other named executive officers relative to the Company’s overall performance and Policy guidelines.

The Committee believes that a justification for the CEO’s base salary must have a primary basis in the size and complexity of the Company relative to the stakeholders’ interests. To this end the Committee follows a mathematical approach in establishing the CEO’s base salary and adjusts the calculated results to incorporate the intangible attributes of an effective CEO.  This approach is scalable to size and complexity, but is also flexible to accommodate the uniqueness of the CEO’s skill sets and leadership attributes.  This mathematical approach ties base salary to the growth rate of the Company’s earning assets as that growth rate compares to the banking industry’s growth rate of earning assets. By establishing a base year to measure the change in earning asset growth, the Committee believes that its determination as to the CEO’s base salary and increases thereto are better aligned to the stakeholders’ interests.  Growth of the Company’s earning assets in fiscal 2008 is expected to translate into increased stakeholder value in future years.

For fiscal 2008, the mathematical approach followed by the Committee used a formula where the square root of the ratio of the banking industry’s earning assets from the year ended on December 31, 2006 and the Company’s earning assets from the year ended on December 31, 2007 was multiplied by the banking industry’s December 31, 2006  net interest income.  The result of that calculation was then adjusted by a baseline year proportionate factor to determine the CEO’s base salary for 2008.  The Committee used publicly available data from 2005 and 2006 to select a sample of 100 federally insured banking institutions to build the baseline model and the baseline year proportionate factor.  The sample reflects the structure of the banking industry in which relatively few large banks control a disproportionately large dollar amount of the banking industry’s earning assets.  Following testing and verification to determine the reliability of the model for various sizes of banking institutions, the Committee concluded that the model was statistically accurate in determining the CEO’s base salary.  The Committee chose a mathematical approach because it minimizes the comparison biases associated with other approaches.  Under the mathematical approach, the Company’s earning asset growth is compared against a static baseline each year in determining adjustments to the CEO’s base salary, which eliminates comparison bias with peer group banks and leads to a more rational decision about such pay.

  In summary, the Committee attempted to correlate the Company’s earning assets growth level to the CEO’s base salary.  Having established a statistical correlation, the Committee then established each of the other named executive officer’s base salary within a reasonable range of the CEO’s base salary.  The Committee may increase or decrease a named executive officer’s calculated base salary by up to ten percent (10%) based on its evaluation of the following six intangible leadership attributes of the named executive officer:

1.	Advocating a vision and direction for the Company’s long term success;
2.	Building and sustaining effective and focused teams;
3.	Effective strategic planning by meeting or exceeding the goals approved by the Board of Directors;
4.	Supporting staff in accomplishing the strategic objectives through delegation and mentoring;
5.	Executing strong stewardship practices by managing the Company in a safe, sound and ethical manner; and
6.	Communicating effectively with the Company’s stakeholders.

Using the mathematical model the Committee calculated a median base salary for the CEO of $240,266 for fiscal 2008.  The Committee determined the CEO’s personal leadership attribute rating (subjectively scoring the six attributes listed above) was above average, and therefore awarded the CEO a base salary of $240,000, or 49.5% of the 50% median, for fiscal 2008.  Even though the CEO’s rating was above average, the annual percentage increase in base pay was capped at 6.67% at the CEO’s request.  It is important to note that even though the Company did not use competition salary surveys in determining the CEO’s base salary, the mathematical comparisons to other industry banks includes a bias to the extent the other banking institutions used competitive salary surveys in determining their CEOs’ base salaries.  However, over time the original bias included in the banking industry’s 2006 CEO base salaries is reduced because the mathematical approach does not incorporate any subsequent year’s salary survey bias into the model.

As determined by the Committee, the other executive officers’ base salaries are established within percentage ranges of the CEO’s base salary as follows:

Range
as a % of CEO Base Pay
President & COO	65% to 85%
Executive Vice Presidents	50% to 80%
Senior Vice Presidents	40% to 75%

All of the executive officers’ base salaries for fiscal 2008 are within the parameters set by the Committee. See the “Summary Compensation Table” below.

Annual Cash Incentive Awards

The Company’s annual cash incentive award program consists of four parts, each of which is described in greater detail below.  Because the first three parts are also components of the Company’s long-term equity-based award programs, both programs are included in the discussion below.

Part1 - Methodology for Determining the 2008 Annual Cash Incentive Award and the Long-Term Equity-Based Award

The Committee believes the higher the level of employee participation in the Company’s annual cash incentive award program and the long-term equity-based award program the greater shareholder value will be improved.  All annual cash incentive awards are designed to optimize the operating performance of the Company and the business units operating within the Company.  Every employee in the Company is eligible to earn an annual cash incentive award.  The long-term equity-based awards are designed to reward the employees for long-term consistent improvement in the Company’s financial performance.  All Company employees with an officer designation participate in the long-term equity-based award program.  With such a large group participating in both employee performance award programs, the Committee selected the following methodology for participation in both award programs:

•	Determine a Company-wide pool size, given a particular “Total Criteria Score,” based on the Company’s total base salary expense (“Company-wide pool”);
•	Determine the percentage of the Company-wide pool the named executive officers will participate (“executive pool”);
•	Based on the named executive officer’s base salary, determine the minimum and maximum opportunity each named executive officer could receive from the executive pool;
•	Determine the percentage each named executive officer would receive, within the minimum and maximum limits, from the executive pool;
•	Based on each named executive officer’s performance evaluation, adjust the final amount paid to each named executive officer;
•	Determine if the Company’s financial performance can accommodate the expenditure for the award program without adversely affecting the Company’s financial performance; and
•	Use of appropriate discretion by the Committee to accommodate for any unforeseen events to optimize shareholder value.

Part 2 - Calculation of the Company’s 2008 Total Performance Criteria Score Used in the Calculation of the Annual Incentive Cash Award and the Long-Term Equity-Based Award

The Committee recognizes that the Company’s business is complicated, but wanted to capture the essence of the Company’s performance, relative to shareholder value, with as few components as possible.  The weighting of the “Performance Criteria” was accomplished by considering which component contributed the most to increasing shareholder value.  The weighting combined both subjective and objective information consistent with the Company’s strategy and financial budget for fiscal 2008.  In choosing the five components the Committee believes that the most critical functions of the Company’s business have been included.  Performance targets are established in February each fiscal year based on the Company’s strategic plan, the financial budgeting process and the December 31st data from the banking industry’s “Uniform Bank Performance Report.”  As shown below in Table 1 the fiscal 2008 performance criteria were:

TABLE 1
Calculation for the Company’s 2008 Total Criteria Score

2008 Performance Criteria	Weight	Target	Actual	% of Goal	Score
EPS	25.00%	$0.94	$0.39	41.49%	10.37%
ROAE	20.00%	15.00%	6.72%	44.80%	8.96%
Efficiency ratio	20.00%	61.00%	54.75%	100.00%	20.00%
Non-performing asset ratio	25.00%	1.00%	1.72%	58.14%	14.53%
Non-interest expense ratio	10.00%	2.80%	2.40%	100.00%	10.00%
TOTAL CRITERIA SCORE					63.87%

            The business criteria and the Committee’s basis for selecting these criteria are as follows:

•
Earnings per Share (“EPS”) – EPS reflects the overall profitability of the Company divided by the number of outstanding shares of Common Stock.  Sustained profitability will provide increased equity in the form of retained earnings.  Retained earnings can be used for shareholder dividends and continued growth of earning assets.  The growth in earning assets, within the regulatory equity limits, will provide for future growth in profitability and thereby providing increases in dividends.  Also EPS is the primary determinate for establishing the Company’s Common Stock share price, as reflected in the open market.  All things remaining equal, as EPS increases the share price increases, thus improving shareholder value.  In summary the two main determinates of shareholder value are the Common Stock share price and dividend payout.  The Company’s fiscal 2008 target EPS was established through the budgetary process.

•
Return on Average Equity (“ROAE”) – The Company’s earnings divided by the Company’s average equity determines the Company’s ROAE.  The Company can grow earning assets by a multiple of its equity.  Too much equity is an indication that the growth in earning assts is too slow.  Too little equity might not provide a sufficient cushion in the event of an unforeseen loss.  Equity management is critical to earning asset growth and future profitability.  Optimizing ROAE, while remaining well capitalized, demonstrates management’s ability to effectively use the shareholders equity for the growth of the Company.  The fiscal 2008 target is a result of the annual budgetary process adopted, reviewed and approved by the Board.

•
Efficiency Ratio – This ratio balances several banking components together.  Simply stated it is a ratio of how much the Company spends to attain $1 of revenue.  The lower the efficiency ratio the better the Company performs at achieving its profitability target.  The first feature of the efficiency ratio is the net interest margin (“NIM”).  The Company must allocate its total earning assets among different earning asset choices with differing interest rates.  Simultaneously the Company must fund those earning assets with different choices of liabilities with similarly differing interest rates.  The NIM is the positive difference between the average rates earned on all earning assets less the average rates paid on all liabilities.  This is commonly referred to as “Asset/Liability Management.”  Asset/Liability Management is critical to profitability.  The second feature of the efficiency ratio is non-interest income.  The higher non-interest income is the better the efficiency ratio becomes.  The last component in non-interest expense.  Expense controls are vital to maintaining a low efficiency ratio.   Therefore management is tied again to shareholder value by achieving an efficiency ratio target that is lower than its peer group.  The fiscal 2008 target efficiency ratio was equal to the Company’s peer group median ratio as reported on December 31, 2007 by the industry’s “Uniform Bank Performance Report.”

•
Non-Performing Asset Ratio – This is an asset quality ratio.  As earning assets deteriorate in value they become non-interest earning.  Therefore the lower this ratio is the better the profitability.  This ratio is directly linked to making the right choices among the various kinds of earning assets.  The Company’s fiscal 2008 target for this ratio was equal to the Company’s peer group median ratio as reported on December 31, 2007 by the industry’s “Uniform Bank Performance Report.”

•
Non-Interest Expense Ratio – This ratio is an expense control measurement based on asset size.  As the Company grows, expenses will grow as well.  However controlling expenses while growing earning assets must be managed properly.  Over-control might lead to high employee turnover and weak internal controls.  Under-control might lead to over spending for routine business functions.  Efficiently controlling expenses while growing the Company’s earning assets improves shareholder value.  The Company’s fiscal 2008 target for this ratio was equal to the Company’s peer group median ratio as reported on December 31, 2007 by the industry’s “Uniform Bank Performance Report.”

The Company’s financial performance is graded against the targets and a “Total Criteria Score” is determined.  The Total Criteria Score for fiscal 2008 was 63.87%.

Part 3 - Named Executive Officer Performance Evaluation

In February of each fiscal year the Committee designates the percentage adjustment to the final payment calculated for each named executive officer’s annual cash incentive award and long-term equity-based award based on each named executive officer’s personal performance evaluation grade.  The personal evaluation, conducted in December of each fiscal year, is a combination of subjective and objective criteria specifically related to the named executive being graded.  The Committee strongly feels that the final annual cash incentive award and long-term equity-based award paid to a named executive officer should be adjusted by a multiplier based on the named executive officer’s personal performance. Therefore the following percentages in Table 2 below would be multiplied by the named executive officer’s annual cash incentive award and long-term equity-based award calculated to determine the final annual cash incentive award and long-term equity-based award payments to each named executive officer.

TABLE 2
Performance Grade Multiplier for Determining the Final
2008 Executive Officer’s Cash Incentive Award Payment

Executive’s Performance Grade	Maximum Allocation Multiplier	Minimum Allocation Multiplier
(A) Above Average	100%	100%
(B) Average	75%	75%
(C) Below Average	10%	0%

Part 4 – Calculation for the 2008 Annual Cash Incentive Award

The following Table 3, as established by the Committee in February of each fiscal year, sets forth the range of percentages the Committee used in establishing the fiscal 2008 Company-wide annual cash incentive award pool (the “Company-wide pool”). Based on the “Total Criteria Score,” the Committee may select a percentage within the applicable range and multiply that percentage by the Company’s total base salary expense, thereby creating the Company-wide pool.

TABLE 3
Calculation for the Company’s 2008 Cash Incentive Award Pool

Total Criteria Score	=100% or more	>=80% <100%	>=50% < 80%	<50%
% of salary expense available to create the Company’s cash incentive award pool	10% to 4%	8% to 2%	4% to 0%	0%

In selecting an exact percentage within the applicable range the Committee weighs the Company’s ability to adequately accrue sufficient funds into the Company-wide pool while still achieving the Company’s overall financial performance goals.

The Company’s total base salary expense for fiscal 2008 was $5,414,960.  The Company’s performance score for fiscal 2008 was 63.87%.  The range for the creation of a Company-wide pool for fiscal 2008, based on the Company’s performance, was 4% to 0%.  The Committee, using its discretion, determined that the Company’s fiscal 2008 financial performance and the Company’s ability to accrue sufficient funds into the Company-wide pool were not sufficient to create a Company-wide pool for fiscal 2008.  Therefore no annual cash incentive awards were distributed to any Company employee for fiscal 2008.

Assuming that a Company-wide pool will be funded, the Committee, in February of each fiscal year, sets a percentage of the Company-wide pool to be allocated to the named executive officers’ annual cash incentive award pool (the “executive pool”).  In February 2008 the Committee set this percentage at 25%, thereby allocating 25% of the Company-wide pool to the executive pool for potential awards to the named executive officers, based on its belief that the percentage provided the named executive officers was an adequate executive pool size relative to any level of the “Total Criteria Score.”  Because all of the Company’s employees participate in the Company-wide pool, the Committee strongly believes the majority of the Company-wide pool should be distributed to the non-executive employees.  In February of each fiscal year, the Committee establishes the named executive officer’s minimum and maximum percentages (See Table 4) of base salary that would be eligible for payment from the executive pool.  Those maximum and minimum percentages are based on the Company’s achievement of the target financial performance goals, as measured by the “Total Criteria Score” shown in Table 1:

TABLE 4
Maximum and Minimum Percentages of Each Executive Officer’s Base Pay
Allowed for a 2008 Cash Incentive Award Payment

Total Criteria Score	=100% or more	>=80% <100%	>=50% < 80%	<50%
Maximum Percentage	50%	25%	10%	0%
Minimum Percentage	0%	0%	0%	0%

In December of each fiscal year, the Committee establishes a percentage each named executive officer would receive from the executive pool.  The Committee makes its decision as to each named executive officer’s allocation percentage based on the Committee’s evaluation of the named executive officer’s level of contribution (See Table 2 above) to the Company’s attaining, or exceeding, the financial performance targets as shown in Table 1.

Long-Term Equity-Based Awards

Like the annual cash incentive award program, the Company’s long-term equity-based award program also consists of four parts, the first three of which are discussed in the section entitled “Annual Cash Incentive Awards” above.  The fourth part, calculating the payment amounts, is discussed below.

Long-term equity-based awards, in the form of incentive stock options, are designed to reward employees for the long-term consistent improvement in the Company’s financial performance.  All officers of the Company are eligible to participate in the incentive stock option award program.  The Committee establishes, in February of each fiscal year, the financial targets (See Table 1 above) to be used in determining the pool size for the total Company-wide incentive stock option awards.  The following Table 5 describes, based on the “Total Criteria Score,” the applicable range of percentages multiplied by the total Company base salary expense used to create the fiscal 2008 Company-wide incentive stock option award pool (the “Company-wide option pool”).

TABLE 5
Calculation for the Company’s 2008 Incentive Stock Option Award Pool

Total Criteria Score	=100% or more	>=80% <100%	>=50% < 80%	<50%
Maximum Percentage	5%	6%	7%	10%
Minimum Percentage	3%	3%	3%	3%

The Committee chose to increase the percentage allocation of the Company-wide option pool as the “Total Criteria Score” decreased, because a longer term reward program for successful improvement in financial performance would mitigate the employees’ loss in short-term annual cash incentive awards.  The Company’s total base salary expense for fiscal 2008 was $5,414,960.  The Company’s performance score for fiscal 2008 was 63.87%.  The applicable range for the creation of the Company-wide option pool for fiscal 2008, based on the Company’s performance, was 7% to 3% (See Table 5 above).  In February 2009 the Committee, using its discretion, chose to create a Company-wide option pool of 3.00% of the total Company base salary expense.  The Committee chose 3.00% based on the Company’s fiscal 2008 financial performance and the Company’s ability to accrue sufficient funds into the Company-wide option pool.  However, the Company’s Common Stock market price fell by more than 15% between the time the Committee made its decision and February 27, 2009, the date for pricing the Company-wide option pool.  The number of stock options was already determined and could not be adjusted due to prior Board approval; therefore the actual Company-wide option pool was $130,911 or 2.41% of the Company’s total base pay expense.

In February of each fiscal year, the Committee, using its discretion, sets a percentage of the Company-wide option pool to be allocated to the named executive officer’s incentive stock option pool (the “executive option pool”).  In February 2008 the Committee set this percentage at 40%, thereby allocating 40% of the Company-wide option pool to the executive option pool.  Because all Company officers participate in the Company-wide option pool, the Committee strongly believes the majority of the Company-wide option pool should be distributed to the non-executive officers.  The Committee also believed the executive option pool size of 40% provided the named executive officers with an adequate executive option pool relative to any level of the “Total Criteria Score.”  In December of each fiscal year, the Committee establishes the percentages each named executive officer would receive from the executive option pool.  The Committee makes its decision as to each named executive officer’s allocation percentage based on the Committee’s evaluation of the named executive officer’s skill sets and level of contribution to the Company’s attaining, or exceeding, the financial performance targets.  Table 6 below, lists how the Committee allocated the executive option pool to each named executive officer for fiscal 2008:

TABLE 6
Allocation of the 2008 Executive Incentive Stock Option Award Pool to Each Executive Officer

Named Executive	Percentage of Executive Cash Incentive Pool Allocated to Each Executive Officer
Greg Jones	33.33%
Frank Hughes	22.22%
Jerry Lee	22.22%
Barry Watson	22.23%
TOTAL	100.00%

Also in February 2008 the Committee established the named executive officer’s minimum and maximum percentages of base salary that would be eligible for payment from the executive option pool as shown in Table 7 below.  Those maximum and minimum percentages are based on the Company’s achievement of the targeted financial performance, as measured by the “Total Criteria Score” (See Table 1):

TABLE 7
Maximum and Minimum Percentages of Each Executive Officer’s Base Pay
Allowed for the 2008 Incentive Stock Option Award Payment

Total Criteria Score	=100% or more	>=80% <100%	>=50% < 80%	<50%
Maximum Percentage	25%	35%	50%	50%
Minimum Percentage	0%	0%	0%	0%

Finally in February of each fiscal year the Committee designates the percentage adjustment to the final payment calculated for each named executive officer’s incentive stock option award based on each named executive officer’s personal performance evaluation grade (See Table 2).

Because the Committee allocated 40% of the $130,911 Company-wide option pool to the executive option pool, the named executive officers were eligible to participate in an executive option pool of approximately $52,365 for fiscal 2008.  All of the named executive officers’ performance evaluations were rated above average.  Therefore the total of all incentive stock option awards to the named executive officers could not exceed $52,365, and the value of each grant had to be less than 50% of each named executive officer’s base salary.  Table 8 below shows the calculation for the fiscal 2008 allocation of the named executive officer’s incentive stock option pool among the named executive officers.

TABLE 8
Calculation of the Executive Officer’s
2008 Incentive Stock Option Award

Executive Name	Base Pay	Executive Incentive Stock Option Award Pool	Executive Allocation Percentage	Individual Performance Grade %	Incentive Stock Option Award	Maximum Incentive Stock Option Award Allowed
Greg Jones	$240,000	$52,365	33.33%	100.00%	$17,450	$120,000
Frank Hughes	179,200	52,365	22.22%	100.00%	11,635	89,600
Jerry Lee	170,700	52,365	22.22%	100.00%	11,635	85,350
Barry Watson	146,100	52,365	22.23%	100.00%	11,635	73,050
TOTALS					$52,355

The Committee has chosen March 1st of each year as the grant date of incentive stock options to eliminate any suspicion of timing the stock option grant date.  Because March 1, 2009 was a Sunday, the Committee used the Company’s closing stock price as of February 27, 2009 to set the exercise price of the incentive stock options. The Black-Scholes stock option pricing model was used to calculate the Company’s incentive stock option price.  As calculated, the Company’s stock option price as of March 1, 2009 was $1.13.  The Company’s stock option price of $1.13 was then divided into the calculated value assigned to each named executive officer to determine the number of stock option awards each named executive officer received.  Committee discretion was used to round the calculated number of stock option awards to the actual number of issued stock option awards.  The stock option awards issued are for a fixed number of stock options as of grant date, therefore there are no opportunities to either increase or decrease the number of stock options as of this grant date.   Table 9 below details the summary of the fiscal 2008 executive officer’s incentive stock option awards as approved by the Committee.

TABLE 9
Allocation of 2008 Incentive Stock Option Awards
To the Executive Officers

Named Executive	Base Salary	Value of Incentive Stock Award	Percentage of Base Salary	Maximum Percentage of Base Salary Allowed	# of Incentive Stock Options Awarded
Greg Jones	$240,000	$17,450	7.27%	50%	15,000
Frank Hughes	179,200	11,635	6.49%	50%	10,000
Jerry Lee	170,700	11,635	6.81%	50%	10,000
Barry Watson	146,100	11,635	7.96%	50%	10,000
Totals		$52,355			45,000

In February 2009 the Committee recommended and the Board approved the issuance of 115,850 incentive stock options to the Company and subsidiary officers, including the incentive stock options issued to the named executive officers, at an exercise price of $3.60 per share, the closing stock price on February 27, 2009.  These incentive stock options have a grant date of March 1, 2009 and an expiration date of March 1, 2019.  All employee incentive stock options vest 30% after the second anniversary date, 60% after the third anniversary date and 100% after the fourth anniversary date.  The Committee does not support the timing of granting stock options with the release of material non-public information.  Instead the Committee has chosen March 1st of each year as the grant date of stock options to eliminate any suspicion of timing the stock option grant date.  The Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed.  The Company’s stock option grants are effective on the date the award determination is made by the Committee and the exercise price of options is the closing market price of Common Stock on the business day prior to the date of the grant.  Compensation expense will be recognized as the options vest.

Retirement Plans and Other Benefits

The Company’s compensation for its named executive officers also includes the opportunity to participate in two separate retirement qualified retirement plans.  These plans are also available to all employees of the Company and its subsidiaries.  The Company does not provide for any non-qualified or defined benefit retirement plans for its named executive officers or employees.  The Company’s 401(k) plan provides a maximum employer match of 100% of an employee’s contribution up to 6% of the employee’s compensation.  The 401(k) plan does not provide any contributor the opportunity to purchase the Company’s stock.  In fact the employee’s only opportunity to purchase the Company’s stock is through the execution of an open market transaction to buy.  The 401(k) benefit is provided to all Company and subsidiary employees.  In December 2008 the Committee recommended, and the Company provided, a 33% match of each employee’s contribution to their 401(k) plan, with a maximum of 6% of each contributing employee’s base pay.  The Company’s total expense in fiscal 2008 for the 401(k) plan was $92,890.

The second plan is a Company-only contribution into an ESOP.  This Company-only contribution is limited to an annual maximum contribution of 9% of the employee’s base salary including the non-equity incentive cash award, if any.  The Committee, based on the financial performance of the Company, recommended to the Board in December 2008 to provide a fiscal 2008 contribution to the Company’s ESOP of $166,628.  This contribution represents a 3.07% contribution based on the Company’s total base pay paid in 2008.  The Committee recommends to the Board in December of each fiscal year the amount and/or percentages the Company will contribute for both qualified retirement plans.

Risk Review of the Executive Incentive Program

The Committee required the Company’s senior internal auditor to examine the risks of the executive incentive payment program.  The senior internal auditor considered both the long-term and short-term risks associated with the executive incentive payment program that could threaten the value of the Company.  The senior internal auditor identified those features, if any, in the executive incentive payment program that could lead to a senior executive officer taking such risks and threatening the value of the Company, and prepared a report to the Committee.  The Committee upon completing the review of the senior internal auditor’s report and discussing the report findings with the senior internal auditor, determined that the executive incentive payment program did not contain any risks significant enough to jeopardize the value of the Company.  Therefore, the Committee certifies that it has reviewed with its senior risk officer the executive incentive payment program and arrangements, and has made reasonable efforts to ensure that such arrangements do not encourage the Company’s senior executive officers to take unnecessary or excessive risks that threaten the value of the Company.

Compensation Committee Report for 2008

The Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement.  Based on this review and discussion the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and this Proxy Statement.

This foregoing report is submitted by the following members of the Human Resource/ Compensation Committee:

    Kim H. White
    Lawrence D. Levine
    Marsha Yessick
    Karl Fillauer

The information contained in this report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C of the  Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act, or the Exchange Act.

EXECUTIVE COMPENSATION INFORMATION

Under rules established by the SEC, the Company is required to provide certain data and information regarding the compensation and benefits provided to its chief executive officer, chief financial officer and certain other executive officers, including the three other most highly compensated executive officers whose total compensation exceeded $100,000 (the “named executive officers”).  The disclosure requirements include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.  The table below sets forth certain elements of compensation for the named executive officers of the Company and the Bank for the periods indicated.

SUMMARY COMPENSATION TABLE

						Non-
						equity
						Incentive	Non-qualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Principal Position	Year	( $ )	( $ )(1)	( $ )(2)	( $ )(3)	( $ )(1)	($)	($)(4)	( $ )
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Gregory B. Jones	2008	240,000	0	0	17,450	0	0	13,815	271,265
Chairman & CEO	2007	225,000	0	0	14,680	0	0	13,500	253,180
Company & Bank	2006	210,000	0	0	24,300	60,000	0	29,949	324,249

Nathaniel F. Hughes	2008	179,200	0	0	11,635	0	0	10,325	201,160
President & CFO	2007	168,000	0	0	19,800	0	0	11,956	199,756
Company; President	2006	150,000	0	0	21,060	43,000	0	24,088	238,148
& COO Bank

Jerry D. Lee	2008	170,700	0	0	11,635	0	0	9,741	192,076
Ex. Vice President	2007	160,000	0	0	19,800	0	0	11,404	191,204
Sr. Loan Officer	2006	145,000	0	0	21,060	43,000	0	23,470	232,530
Bank

Robert B. Watson	2008	146,100	0	0	11,635	0	0	7,913	165,648
Ex. Vice President	2007	137,000	0	0	16,300	0	0	9,670	162,970
Bank	2006	130,000	0	0	16,200	45,000	0	20,403	211,603

(1)
Current SEC rules require cash payments contingent on achievement of performance measured over any period (including, as in the case of the reported incentives, a period equal to the Company’s fiscal year) shall be treated as non-equity incentive plan compensation, rather than as bonus.  For 2006-2008, the amount of the cash incentive award was contingent on achievement of certain levels of Company performance as set by the Board.  Accordingly, all amounts earned in cash under the Company’s incentive plans for 2006-2008 are reported in “Column (g).”  Cash incentives earned are based on results for each year presented, but paid in the following year.  All awards were paid pursuant to the Company’s incentive plans in effect for the years presented.

(2)
The Company maintains a “1996 Cornerstone Statutory and Non-statutory Stock Option Plan” which was approved by the shareholders in 1996 and a “2002 Long Term Incentive Plan” which was approved by the shareholders in 2002.  No restricted stock awards were made to the named executive officers during fiscal 2008.

(3)
The value of the option awards shown is the grant date fair value of such options determined in accordance with SFAS 123R.  For a description of the valuation model used and the assumptions applied, please refer to footnote 14 in the Company’s financial statements filed with the Company’s “Annual Report on Form-10-K” for the fiscal year ended December 31, 2008.  Options acquired pursuant to option grants must generally be held at least two years before partial vesting is possible.  The Company has not granted any stock appreciation rights, and stock option grants have been adjusted for the 2 for 1 stock splits effective September 2004 and December 2006.

(4)	The following table of “All Other Compensation” is a summary and quantification of all amounts included in “Column (i).”

ALL OTHER COMPENSATION

		Registrant	Registrant
		Contributions	Contributions	Total
		To Qualified 401(k)	To Qualified ESOP	Perquisites and
		Contribution Plans	Contribution Plans	Other Benefits
Name	Year	($)	($)	($)
(a)	(b)	(c)	(d)	(e)
Gregory B. Jones	2008	4,827	8,988	13,815
	2007	13,500	0	13,500
	2006	12,800	17,149	29,949

Nathaniel F. Hughes	2008	3,608	6,717	10,325
	2007	11,956	0	11,956
	2006	10,477	13,611	24,088

Jerry D. Lee	2008	3,404	6,337	9,741
	2007	11,404	0	11,404
	2006	10,208	13,262	23,470

Robert B. Watson	2008	2,765	5,148	7,913
	2007	9,670	0	9,670
	2006	8,874	11,529	20,403

The following table presents information concerning all grants from the Company’s equity based plans to the named executive officers for 2008.  All awards for any fiscal year are granted in the year following such fiscal year-end.  Therefore the equity awards presented in the table are based on 2008 financial performance, but are granted to the named executive officers in 2009.  The Company did not issue to any employee or director any stock appreciation rights (“SARs”), restricted stock or performance stock awards for 2008.

GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
		Awards(1)			Equity Incentive Plan Awards			of Stock	Underlying	Of	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Option	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($)	($)
Gregory B. Jones	3/01/09	N/A	N/A	N/A	N/A	15,000	N/A	0	0	3.60	17,450

Nathaniel F. Hughes	3/01/09	N/A	N/A	N/A	N/A	10,000	N/A	0	0	3.60	11,635

Jerry D. Lee	3/01/09	N/A	N/A	N/A	N/A	10,000	N/A	0	0	3.60	11,635

Robert B. Watson	3/01/09	N/A	N/A	N/A	N/A	10,000	N/A	0	0	3.60	11,635

(1)
All cash incentive awards earned for 2008 by the named executive officers are disclosed in “Column (g)” of the “Summary Compensation Table.”  All such amounts were paid in 2009, based on financial results for 2008.

The following table sets forth information concerning outstanding equity based awards for each of the named executive officers at fiscal year-end 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards (2)
	Number of Securities Underlying Unexercised Options (3)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock Held That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market of Payout Value or Unearned Shares, Units or Other Rights That Have Not
	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gregory B. Jones	4,000		0	3.250	3/01/2010	0	0	0	0
	20,400		0	3.250	3/01/2011	0	0	0	0
	32,000		0	3.625	5/01/2012	0	0	0	0
	34,000		0	3.625	3/01/2013	0	0	0	0
	34,800		0	5.438	3/01/2014	0	0	0	0
	10,800	7,200	0	9.225	3/01/2015	0	0	0	0
	3,900	9,100	0	13.250	3/01/2016	0	0	0	0
	0	7,500	0	15.240	3/01/2017	0	0	0	0
	0	6,300	0	7.990	3/01/2018	0	0	0	0

Nathaniel F. Hughes	22,000		0	3.250	3/01/2010	0	0	0	0
	20,400		0	3.250	3/01/2011	0	0	0	0
	20,000		0	3.625	5/01/2012	0	0	0	0
	22,000		0	3.625	3/01/2013	0	0	0	0
	26,000		0	5.438	3/01/2014	0	0	0	0
	10,800	7,200	0	9.225	3/01/2015	0	0	0	0
	3,900	9,100	0	13.250	3/01/2016	0	0	0	0
	0	6,500	0	15.240	3/01/2017	0	0	0	0
	0	8,500	0	7.990	3/01/2018	0	0	0	0

Jerry D. Lee	22,000		0	3.750	5/01/2009	0	0	0	0
	22,000		0	3.250	3/01/2010	0	0	0	0
	20,400		0	3.250	3/01/2011	0	0	0	0
	20,000		0	3.625	5/01/2012	0	0	0	0
	22,000		0	3.625	3/01/2013	0	0	0	0
	26,000		0	5.438	3/01/2014	0	0	0	0
	8,400	5,600	0	9.225	3/01/2015	0	0	0	0
	3,900	9,100	0	13.250	3/01/2016	0	0	0	0
	0	6,500	0	15.240	3/01/2017	0	0	0	0
	0	8,500	0	7.990	3/01/2018	0	0	0	0

Robert B. Watson	8,000		0	3.625	3/01/2013	0	0	0	0
	10,000		0	5.438	3/01/2014	0	0	0	0
	3,600	2,400	0	9.225	3/01/2015	0	0	0	0
	2,400	5,600	0	13.250	3/01/2016	0	0	0	0
	0	5,000	0	15.240	3/01/2017	0	0	0	0
	0	7,000	0	7.990	3/01/2018	0	0	0	0

(1)
The Company maintains a “1996 Cornerstone Statutory and Non-statutory Stock Option Plan” which was approved by the shareholders in 1996 and a “2002 Long Term Incentive Plan” which was approved by the shareholders in 2002.  All unexercised stock options have been adjusted for the 2 for 1 stock splits of September 2004 and December 2006.

(2)	The Company has never issued any stock awards in the form of SARs, restricted stock or stock performance awards.
(3)	All employee stock options vest 30% after the second anniversary date, 60% after the third anniversary date and 100% after the fourth anniversary date.

The following table sets forth information as to all stock option exercises and restricted stock vested for the named executive officers for the fiscal year ending December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Gregory B. Jones	0	0	0	0

Nathaniel F. Hughes	22,000	110,880	0	0

Jerry D. Lee	0	0	0	0

Robert B. Watson	0	0	0	0

(1)	The Company has never issued any stock awards in the form of SARs, restricted stock or stock performance awards.

DIRECTOR COMPENSATION

The table below sets forth information with respect to the compensation of the members of the Company’s Board of Directors.  The Company’s three employee directors, Messrs. Jones, Hughes and Lee, do not receive committee attendance fees or participate in any independent director benefit, other than to receive regular Board meeting fees.  The non-employee directors (also referred to herein as the “independent directors”) of the Company are eligible to receive an annual cash incentive award if the Company meets certain financial performance goals set forth in its profit plan, as from time to time amended.  These payments may be paid in cash or, at the election of each non-employee director under the 2004 Non-Employee Director Compensation Plan, in shares of Common Stock.  Performance targets are established at the beginning of the fiscal year through the financial budgeting process.  The Company’s financial performance is graded against these performance targets, and a “Total Criteria Score” is calculated. (See “Compensation Discussion and Analysis” Table 1) Therefore, the independent directors’ cash incentive awards are determined based on the Company’s overall financial performance.  The opportunity to earn a cash incentive award payment ranges from 0% to 100% of the average independent directors’ compensation received in Board, subsidiary Board and committee fees (“total fees”).  The average independent director compensation received from total fees for fiscal 2008 was $12,000.  The independent directors’ cash incentive award pool is further limited to not be greater than the executive officers’ cash incentive award pool.  Therefore, the independent directors’ incentive cash award pool is the smaller of the average compensation of the independent directors times the number of independent directors or the executive officers’ cash incentive award pool. Because the Company had eight independent directors at the end of fiscal 2008 the first limit to the independent directors’ cash incentive award pool was $96,000.  Because the Company did not provide any funds for the executive officers’ cash incentive award pool in fiscal 2008, the second limit was zero.  Because the executive officers’ cash incentive award pool was not funded, the directors’ cash incentive award pool was not funded.  Therefore, the independent directors did not receive any cash incentive awards for fiscal 2008.

Compensation of Directors’ for Service on Subsidiary Boards

The directors of the Company’s wholly owned subsidiary Bank in 2008 received $790 for each Board meeting (two paid absences per calendar year are allowed). Each non-management director received $265 for their attendance at each meeting of the Bank’s Audit Committee.  Each non-management director received $210 for all other committee meetings attended.  The Chairperson of the Bank’s Audit Committee received $290 for each meeting attended.  The Chairpersons of all other Bank committees received $240 for each meeting attended.  Total director fees paid by the Bank for services rendered on behalf of the Bank in 2008 were $126,020.

The directors for Eagle received $400 for each Board meeting attended.  Eagle held four Board meetings during 2008.  There are no other fees or compensation earned for being on Eagle’s Board, and Eagle does not have any standing committees. Total director fees paid by Eagle for services rendered on behalf of Eagle in 2008 were $4,400.

DIRECTOR COMPENSATIONFOR FOR FISCAL 2008

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Stock Incentive Plan Compensation	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
B Kenneth Driver	11,370	0	3,728	0	0	15,098

Karl Fillauer	10,590	0	3,728	0	0	14,318

David G. Fussell (2)	0	0	0	0	0	0

Nathaniel F. Hughes	9,480	0	0	0	0	9,480

Gregory B. Jones	9,480	0	0	0	0	9,480

Jerry D. Lee	9,480	0	0	0	0	9,480

Lawrence D. Levine	11,115	0	3,728	0	0	14,843

Frank S. McDonald	12,375	0	3,728	0	0	16,103

Doyce G. Payne, M.D.	12,660	0	3,728	0	0	16,388

Turner Smith (3)	1,580	0	0	0	0	1,580

Wesley M. Welborn	14,850	0	3,728	0	0	18,578

Kim H. White (4)	0	0	0	0	0	0

Billy O. Wiggins	14,560	0	3,728	0	0	18,288

Marsha Yessick	12,880	0	3,728	0	0	16,608

(1)
The value presented for stock options awarded to non-employee directors, under the “1996 Cornerstone Statutory and Non-statutory Stock Option Plan” which was approved by the shareholders in 1996 and the “2002 Long Term Incentive Plan” which was approved by the shareholders in 2002, is the grant date, March 1, 2008, fair value of such awards.

(2)	Mr. Fussell began serving as a director on January 20, 2009, and did not receive any director compensation during 2008.
(3)	Mr. Smith resigned from the Board on March 1, 2008.
(4)	Ms. White began serving as a director on February 17, 2009, and did not receive any director compensation during 2008.

Director Long-Term Equity Based Awards

The Company’s independent directors are also eligible to participate in the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan and the 2002 Long Term Incentive Plan, each of which was previously approved by the Company and its shareholders.  The Compensation Committee establishes, in February of each fiscal year, based on financial targets described above, the value of the Company’s incentive stock options that will be issued the following calendar year.  Based on the market value of the incentive stock options issued to all Company employees, the independent directors as a group will participate at a level of 15% of the total market value of all stock options granted to both employees and independent directors.  As described in the section entitled “Compensation Discussion and Analysis” above, the Company’s employees received 115,850 incentive stock option grant awards for fiscal 2008.  The employee grant represents 85% of the total Company grant with the remaining 15% to be granted to the independent directors as a group.  The ten current independent directors, as of February 27, 2009, will each receive 2,050 non-qualified stock options for fiscal 2008, or a total of 20,500 as a group.  Using the Black-Scholes stock option pricing model, the market value of each non-qualified stock option issued was $1.13 per share.  In February 2009 the Committee recommended and the Board approved the issuance to the independent directors of 20,500 non-qualified stock options of Company Common Stock at an exercise price of $3.60 per share.  Because March 1, 2009 was a Sunday, the Committee used the Company’s closing stock price as of February 27, 2009 to set the exercise price of the incentive stock options.  Each of the ten independent directors, serving as directors on March 1, 2009, received 2,050 non-qualified stock options valued at $2,317.  These non-qualified stock options have a grant date of March 1, 2009 and an expiration date of March 1, 2019.  All independent director non-qualified stock options have a vesting period of 50% after the first anniversary date, 100% after the second anniversary date.  The Committee does not support the timing of granting stock options with the release of material non-public information.  Instead the Committee has chosen March 1st of each year as the grant date of stock options to eliminate any suspicion of timing the stock option grant date.  The Committee has never, and has no plans to ever, time the stock option grant dates to the release of material non-public information for the purpose of affecting the value of executive compensation.  The Company has recognized the compensation expense related to the shares subject to the awards.

The following table sets forth information with respect to the outstanding equity awards of the Company’s Board of Directors as of December 31, 2008.

OUTSTANDING DIRECTOR EQUITY AWARDS AT FISCAL 2008 YEAR-END

Name	Number of Securities Underlying Options (1)	Option Exercise Price	Option Expiration Date
	(#)	($)
(a)	(b)	(c)	(d)
B Kenneth Driver	2,000	5.438	3/01/2014
	1,000	9.225	3/01/2015
	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

Karl Fillauer	2,000	5.438	3/01/2014
	1,000	9.225	3/01/2015
	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

David G. Fussell (2)	0	0	0

Nathaniel F. Hughes	0	0	0

Gregory B. Jones	0	0	0

Jerry D. Lee	0	0	0

Lawrence D. Levine	2,000	5.438	3/01/2014
	1,000	9.225	3/01/2015
	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

Frank S. McDonald	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

Doyce G. Payne, M.D.	2,000	5.438	3/01/2014
	1,000	9.225	3/01/2015
	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

G. Turner Smith (3)	2,000	5.438	3/01/2014
	1,000	9.225	3/01/2015
	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017

Name	Number of Securities Underlying Options (1)	Option Exercise Price	Option Expiration Date
	(#)	($)
(a)	(b)	(c)	(d)
Wesley M. Welborn	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

Kim H. White (4)	0	0	0

Billy O. Wiggins	2,000	5.438	3/01/2014
	1,000	9.225	3/01/2015
	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

Marsha Yessick	2,000	5.438	3/01/2014
	1,000	9.225	3/01/2015
	4,000	13.250	3/01/2016
	1,000	15.240	3/01/2017
	1,600	7.990	3/01/2018

(1)
Non-qualified stock options are granted to independent directors at market price upon grant date, and are vested 50% after the first anniversary date and 100% after the second anniversary date.  All unexercised stock options have been adjusted for the 2 for 1 stock splits of September 2004 and December 2006.

(2)	Mr. Fussell began serving as a director on January 20, 2009, and did not receive any director options during 2008.
(3)	Mr. Smith resigned from the Board on March 1, 2008, and did not receive any director options during 2008.
(4)	Ms. White began serving as a director on February 17, 2009, and did not receive any director options during 2008.

THE COMPANY’S LONG-TERM EQUITY AND QUALIFIED RETIREMENT PLANS

401(k) Plan

The Company has a 401(k) plan covering employees meeting certain age requirements and service date requirements. The plan is structured such that employees can contribute to the plan on a tax-deductible basis and have their contributions invested in various investment funds offered under the plan. The plan permits, but does not require, the Company to make an employer matching contribution during the plan year. Employer contributions, which represent 33% of the first 6% of an employee's salary contributed to the plan, totaled $92,890 in 2008.

Employee Stock Ownership Plan

The Company has an “Employee Stock Ownership Plan” (“ESOP”) to which the Company contributes 100% of the contribution toward purchasing the Company’s Common Stock, and allocates the contribution among the participants based on regulatory guidelines.  The Company has set a maximum guideline of 9% of base pay, including cash incentive performance awards, as a maximum contribution limit.  However, the Company will only provide a contribution to the ESOP when the Compensation Committee, upon approval of the Board, recommends a Company contribution.  The Company’s contribution is determined by the financial performance of the Company on a year-to-year basis, and the benchmarks are established by the Compensation Committee. Employer contributions are available to all employees who complete more than 1,000 hours of service per year.  There are certain age and years-of-service requirements before contributions can be made for the benefit of the employee.  The ESOP plan also provides for a three year 100% vesting requirement; therefore, employees terminating employment before their third anniversary date will forfeit their accrued benefit under the ESOP.  The forfeiture will be re-allocated among the remaining ESOP participants.  The Company contributed $166,628 to the ESOP for 2008.

1996 Cornerstone Statutory and Non-statutory Stock Option Plan

The Company established the 1996 Cornerstone Statutory and Non-statutory Stock Option Plan (the "Plan") during 1996 as a long-term incentive for eligible employees and directors. The total number of shares that may be issued under the plan, as adjusted for the 2 for 1 stock splits effective September 2004 and December 2006, may not exceed 820,000. Of such shares, 220,000 may be incentive stock options and the remaining 600,000 may be nonqualified stock options. The persons eligible to receive incentive stock options under the plan are key Company employees and officers selected by the Compensation Committee. Persons designated by the Compensation Committee who are eligible to receive nonqualified options need not be employees of the Company and generally will be non-management directors of the Company. The nonqualified stock options are issued at the market value of the Company's stock and are exercisable upon issue. The term of all options issued under the Plan is for 10 years.  As of December 31, 2008 218,400 incentive stock options have been issued under the plan and 1,600 incentive stock options remain available for future issuance.  Of the incentive stock options that have been issued, 71,600 have been exercised and the remaining 146,800 are currently exercisable.  As of December 31, 2008 595,000 nonqualified stock options have been granted under the Plan and 5,000 nonqualified stock options remain available for future issuance.  Of the nonqualified stock options that have been issued, 526,000 have been exercised, 64,500 are currently exercisable and 4,500 are unvested.

Cornerstone 2002 Long Term Incentive Plan

The Company established the 2002 Long Term Incentive Plan (the "Incentive Plan") with shareholder approval in April 2002 as long-term incentive for eligible employees and directors. The total number of shares, as adjusted for the 2 for 1 stock splits effective September 2004 and December 2006, that may be issued under the Incentive Plan may not exceed 1,200,000.  The Incentive Plan allows for the issuance of restricted stock, stock appreciation rights, performance awards, non-qualified stock options and incentive stock options.  The persons eligible to receive grants under the Incentive Plan are key Company officers, employees and directors selected by the Compensation Committee. The incentive stock options are issued at the market value of the Common Stock and are exercisable after the lapse of two years from the date of issuance plus a three year vesting period.  The nonqualified stock options are issued at the market value of the Common Stock and are 50% exercisable after the lapse of one year from the date of issuance and 100% exercisable after the lapse of two years from the date of issuance.  The term of all grants are determined by the Compensation Committee, but may not exceed ten years. As of December 31, 2008 a total of 621,275 incentive stock options have been issued to Company employees under the Incentive Plan.  Of the incentive stock options that have been issued, 12,650 have been exercised, 402,716 are currently exercisable and 205,909 are unvested.  As of December 31, 2008 a total of 12,800 nonqualified stock options have been issued to Company directors under the Incentive Plan.  Of the nonqualified stock options that have been issued, none have been exercised, none are currently exercisable and 12,800 are unvested.  The Incentive Plan has 565,925 remaining stock options available for future issuance.

Cornerstone Bancshares, Inc. 2004 Non-Employee Director Compensation Plan

The Company’s Board of Directors established the 2004 Non-Employee Director Compensation Plan (the “Director Plan”) to provide to non-employee directors the option to receive all or part of their compensation for serving on the Board and on any committee of the Board in shares of Common Stock.  The total number of shares that may be issued under the Director Plan may not exceed 80,000, as adjusted for the 2 for 1 stock splits effective September 2004 and December 2006.  Shares of Common Stock payable under the Director Plan are issued within forty-five days of the end of the calendar quarter in which they were earned.  The number of shares delivered pursuant to the Director Plan is equal the amount of the applicable director compensation divided by the average closing price of the Common Stock for the five trading days immediately preceding the date on which such director compensation was earned.  No shares Common Stock have been issued under the Director Plan.

Equity Compensation Plan Information as of December 31, 2008

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders:	837,225	$7.03	572,525
Equity compensation plans not approved by security holders:	0	$0.00	80,000
Total	837,225	$7.03	652,525

Employment Agreements; Potential Payments Upon Termination or Change-in-Control

The Company has entered into "Key Executive Agreements" (the “agreements”) with three members of senior management: Gregory B. Jones, Chief Executive Officer and Chairman of the Board; Nathaniel F. Hughes, President and Chief Financial Officer; and Jerry D. Lee, Executive Vice President and Senior Loan Officer (the “key executive(s)”).  These agreements are not severance agreements, and are only activated when a change-in-control event is triggered.  A change-in-control occurs when greater than 50% of the Company’s outstanding Common Stock is acquired through a merger or acquisition by an acquiring entity.  The original agreements were in effect for a period of three years and expired on March 2, 2002.  The expiration date of each agreement has been extended, with Board approval, until March 2, 2011.

Each agreement contains change-in-control provisions requiring a potential successor (the “acquiring entity”) to negotiate, in good faith, with the key executive as a condition to an acquisition. The only benefit triggered by a change-in-control event is the immediate vesting to 100% of the key executives’ unvested and unexercised incentive stock options, the 401(k) plan and the ESOP. The final employment agreement, if any, between the acquiring entity and the key executive must be for a period of no less than two years with a similar total compensation package, acceptable to the key executive. In the event the acquiring entity enters into a two year employment agreement with the key executive, there will be no cash payment to the key executive on the date of the change-in-control.  At the end of the two year employment agreement with the acquiring entity the key executive would not receive any further benefit if the acquiring entity terminated, with or without cause, the key executive’s employment.  If the key executive is terminated, without cause, on the date of the change-in-control, he will receive all compensation and accrued benefits due at the time of termination plus two years’ base salary. The only cash payment to the key executive is the two year base salary plus the accrued year-to-date annual cash incentive award, if any, and any unpaid base salary.  If the key executive is terminated without cause on the date of the change-in-control, the unexercised, but fully vested, incentive stock options must be exercised within 90 days of the change-in-control date.  If such change-in-control cash payment is made, on the change-in-control date, the key executive will agree not to engage in any business or activity which is directly or indirectly in competition with the acquiring entity within the Chattanooga Standard Metropolitan Statistical Area for a period of one-year from the change-in-control date.  If the key executive is terminated for cause on the date of the change-in-control no cash payment is made and the 100% vesting is not made.  The key executive can be terminated, for cause, any time during the employment agreement with the acquiring entity and receive no further payment from the acquiring entity.

Death or disability prior to the change-in-control event does not accrue to the benefit of the surviving key executive beneficiary.  Death or disability after the change-in-control event does accrue to the surviving beneficiary of the key executive. Assuming the change-in-control occurred on December 31, 2008, and the key executives were terminated by the acquiring entity without cause, the table below describes the potential payout.

Potential Payments Due the Key Executives
For a Change-in-Control Event
as of December 31, 2008

Name	Accrued and Unpaid Cash Incentive Award	Two Times Base Salary	Accrued and Unpaid Retirement Plan Payments	Value of Unexercised Stock Options	Total
Gregory B. Jones	$0	$480,000	$13,892	$156,050	$649,942
Nathaniel F. Hughes	0	358,400	10,383	153,050	521,833
Jerry D. Lee	0	341,400	9,796	186,050	537,246
Totals	$0	$1,179,800	$34,071	$495,150	$1,709,021

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company directors, executive officers and their affiliates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, are customers of the Company and its subsidiary.  These persons, corporations and firms have had transactions in the ordinary course of business with the Company and its subsidiary, including borrowings, all of which, in the opinion of management, were on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.  The Company and its subsidiary expect to have such transactions on similar terms with directors, executive officers and their affiliates in the future.  The aggregate amount of loans outstanding by Cornerstone Community Bank to directors, executive officers and related parties as of December 31, 2008 was approximately $189,673 which represented 0.51% of the Company’s consolidated shareholders’ equity on that date.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under 16(a) of the Securities Exchange Act of 1934, as amended the directors and officers of the Company and any person who owns 10% or more of the Company’s Common Stock are required to report to the Securities and Exchange Commission (the “SEC”), within specified due dates, their initial beneficial ownership of the Company’s Common Stock and all subsequent changes to their beneficial ownership.  Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file in accordance with Section 16(a).  Based solely on the Company’s review of these reports or on representations or information provided to the Company by the persons required to make such filings, the Company believes that all Section 16(a) filing requirements were complied with during the last fiscal year, with the exception of the following filings: (1) Karl Fillauer filed one late report on Form 4 on March 5, 2008, in which he reported one late transaction related to the grant on March 1, 2008 of stock options to acquire 1,600 shares of the Company’s Common Stock; and (2) Robert B. Watson filed one late report on Form 3 on May 28, 2008, in which he reported shares of the Company’s Common Stock and stock options beneficially owned by him at the time he became a reporting person on January 1, 2008

Shareholder Proposals for the 2010 Annual Meeting

Under SEC rules, proposals from the Company’s eligible shareholders for presentation for action at the 2010 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than November 27, 2009 in order to be considered for inclusion in the Company's proxy statement and proxy relating to the 2010 Annual Meeting of Shareholders.

Available Information

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC.  This information is available on the Internet at the SEC’s website at www.sec.gov.  Shareholders may also read and copy such reports, proxy statements and other information at the Public Reference Room at 100F Street, N.E., Washington, D.C. 20549.  Shareholders may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

Annual Report on Form 10-K

A copy of the Company's Annual Report on Form 10-K is being mailed with this proxy statement to each shareholder of record.